Exhibit 99.1

Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RECORD REVENUE FOR 2008 FOURTH FISCAL QUARTER;
INCREASES CASH DIVIDEND 36 PERCENT; ANNOUNCES $200 MILLION STOCK
REPURCHASE; PROVIDES GROWTH OUTLOOK FOR FISCAL 2009
Lisle, Ill, USA — August 5, 2008 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2008 fourth fiscal quarter.
2008 Fourth Fiscal Quarter Results
Revenue for the quarter ended June 30, 2008 was $871.9 million, an increase of 10.1% over the same period last fiscal year. Revenue in local currencies increased 1.9% as currency translation improved revenue by $64.9 million, compared with last year’s June quarter.
Net income for the June quarter was $52.6 million, or $0.29 per share. Included in the current quarter results was a charge of $15.0 million ($9.9 million after-tax or approximately $0.06 per share), relating to the previously announced restructuring program and an income tax charge of $10.9 million ($0.06 per share) due to foreign tax credit adjustments. This compares with net income of $32.7 million, or $0.18 per share in the prior year quarter that included restructuring charges of $36.9 million ($30.3 million after-tax or approximately $0.16 per share). Without these two charges, earnings per share in the June quarter would have been $0.41 per share, a 20.6% increase when compared with $0.34 in the prior year quarter.
Martin P. Slark, CEO and Vice-Chairman commented, “The June quarter revenue and operating results were within our previous outlook. We were pleased with the 10.1% increase in revenue to a record level, although currency translation was a contributing factor. We continue to benefit from our strong presence in Asia/Pacific and our focus on new product development. The sequential increase in revenue of 6%, when compared with the March quarter was also encouraging, and less impacted by currency.”
When compared with last year’s June quarter, revenue increased in the telecom and data markets by 28% and 10% respectively. This strong growth is the result of our leadership in providing complete solutions utilizing high speed, optical, and micro-miniature advanced integration technologies. Consumer electronics increased 17%, the result of global demand for digital entertainment products, as well as increased penetration at several fast growing customers. Revenue in the automotive market increased 1%, reflecting a challenging environment particularly in North America, and an external strike that was ultimately settled during the quarter. Revenue in the industrial market was down 10%, impacted by actions taken to divest certain low margin businesses, as well as slower economic activity in the United States and Europe. Revenue grew 18% in medical electronics and 12% in military/aerospace. While these markets represent a small portion of current revenue, we believe they present excellent growth opportunities.

Gross profit margin for the June quarter was 31.0%, compared with 30.9% in the March quarter, and 30.0% in last year’s June quarter. SG&A expense for the June quarter was 19.6% of revenue, compared with 20.4% in the March quarter and 20.4% in last year’s June quarter. The effective tax rate for the June quarter was 42.2%, reflecting the income tax charge previously mentioned.
Orders and Backlog
Orders were $858.0 million, up 10.6% when compared with $775.8 million in the prior year June quarter. This is a reasonable order rate and consistent with the estimated revenue growth for the September quarter. The order backlog on June 30, 2008 was $436.5 million, compared with $332.5 million in the prior year June quarter, and $460.7 million in the March quarter.
Research and Development and Capital Spending
Research and development expenditures for the June quarter were $39.0 million, compared with $37.4 million in the prior year June quarter. Capital expenditures for the June quarter were $71.2 million, compared with $77.4 million in the prior year June quarter.
2008 Fiscal Full Year Results
Revenue for the fiscal year ended June 30, 2008 was $3.33 billion, an increase of 1.9% compared with the prior fiscal year. Revenue in local currencies declined 3.3% as currency translation increased revenue by $169.3 million, compared with the prior fiscal year.
Net income was $215.4 million, or $1.19 per share, as compared with net income for the prior year of $240.8 million, or $1.30 per share. Included in the fiscal year results were restructuring charges of $31.2 million ($21.0 million after-tax or $0.12 per share) and income tax charges related to changes in prior years’ foreign tax credits of $17.2 million ($0.09 per share). Included in the prior year results was a restructuring charge of $36.9 million ($30.3 million after-tax or $0.16 per share).
Capital expenditures for the fiscal year were $234.6 million, or 7.0% of revenue, down significantly from the prior year level of $296.9 million, or 9.1% of sales. This reduction is consistent with the Company’s goal of increasing asset efficiency by lowering the incremental investment required to drive future growth.
Increase in Cash Dividend
The Board of Directors has approved an increase in the regular quarterly cash dividend to $0.1525 per share, an increase of 36% from the previous cash dividend of $0.1125 per share. The new regular quarterly cash dividend will be payable on October 24, 2008 to shareholders of record on September 30, 2008, for each share of Common Stock (MOLX), Class A Common Stock (MOLXA) and Class B Common Stock, and will continue quarterly until further action by the Board. This is the fifth increase in the last five years and represents a CAGR over the period of 44%.

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Stock Repurchase Actions and New Authorization
During the quarter, we repurchased 1,054,500 shares of Class A Common Stock (MOLXA) and 175,000 shares of Common Stock (MOLX) at a total cost of $33.4 million. The Board of Directors had previously authorized the repurchase of up to $200 million of common stock through June 30, 2008. During the fiscal year, we purchased an aggregate amount of $199.6 million of Common Stock.
The Board of Directors has again authorized the repurchase of Molex shares on a discretionary basis. The authorization allows the repurchase of the outstanding Common Stock (MOLX) and/or Class A Common Stock (MOLXA) during the period ending June 30, 2009, up to an aggregate value of $200 million.
Restructuring Update and Increase/Extension of Program
On June 18, 2007 we announced a two-year restructuring program with the goal of reducing operating costs and capital expenditures as a percentage of revenue. The plan is proceeding on schedule. The initial estimate for total annualized pretax savings was in the range of $75 million to $100 million, and a pretax restructuring charge in a range of $100 million to $125 million.
We remain committed to achieving our operating profit goal. The cost reduction savings are as expected, however the benefit to incremental profit has been diminished by inflation and rising raw material costs. While recent trends in raw material costs have been positive, we believe it prudent to remain focused on operating cost reduction. As a result, the scope of the restructuring program will be increased. The revised estimate for annual pretax savings is $100 million to $120 million, and for a total pretax restructuring charge of $125 million to $140 million. These actions are expected to be completed early in fiscal 2010.
2009 Fiscal Year and First Fiscal Quarter Outlook
The actions taken over the last several years to strengthen our organization by transitioning to a Product Division Structure have been successfully completed. The new structure has contributed to reducing both capital deployed and operating costs in relationship to revenue. The new organization has also enhanced our strength in the developing markets, and our ability to deploy our technical and selling resources on a more global basis, when compared with the previous regional structure. As a result, and supported by our financial strength, we are able to significantly increase the cash dividend and to renew the stock repurchase authorization. Our financial strength is also supportive of new product development and strategic acquisitions.
While our visibility is limited, thus making it difficult to forecast the first half of calendar 2009, we believe it useful to provide investors with our initial view for the fiscal year ending June 30, 2009. We also think it prudent to temper our internal forecast by considering, to the extent possible, concerns in the external economic environment, and have done so in the following outlook.
We believe that current demand and connector inventories within the supply chain support a positive revenue outlook, and that our cost reduction and pricing initiatives will contribute to growth in earnings per share in an estimated range of 11% to 17%.

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For the fiscal year ending June 30, 2009, revenue is estimated in a range of $3.50 to $3.60 billion. The mid-point of this estimate represents growth of 6.7% over fiscal year 2008. GAAP earnings per share are estimated in a range of $1.33 to $1.43. These estimates include a restructuring charge in a range of $50 to $65 million, with a mid-point impact to earnings per share of approximately $0.22 per share. Without these charges, earnings per share are estimated in a range of $1.55 to $1.65. These results assume an effective tax rate of 32.0%.
During FY09 the focus of the organization will be on increasing market share, the introduction of new products, and the reduction of operating costs and capital expenditures. In addition, the pricing initiatives introduced during the 2008 fourth fiscal quarter and effective July 1, 2008, will be continued during the fiscal year.
Revenue for the first fiscal quarter ending September 30, 2008, is estimated in a range of $860 to $880 million. The mid-point of this estimate represents growth of 9.8% when compared with the prior year September quarter. GAAP earnings per share are estimated in a range of $0.35 to $0.40. These estimates include a restructuring charge of approximately $0.01 per share.
Capital expenditures for the fiscal year ending June 30, 2009 are expected to be in a range of $230 to $250 million, or approximately 6.75% of the mid-point estimated revenue.
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under “2009 Fiscal Year and First Fiscal Quarter Outlook.” These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a product-focused organization structure.

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Other risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2008, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Earnings Conference Call and August 6th Analysts Meeting Information
The quarterly conference call will be held at 10:00am central on Wednesday, August 6th at the start of the Molex Analysts Meeting to be held in Rosemont, Illinois. Internet users will be able to access the webcast (audio and slides) for the portion of the meeting between 10:00-11:30am central at www.molex.com live and in replay or via telephone (800) 573-4842 or (617) 224-4327 / passcode 19075770 — replay (888) 286-8010 or (617) 801-6888 / passcode 84110622.
Other Investor Events
August 26, 2008 — Morgan Stanley Semiconductor / Semi Cap Equipment Corporate Access Day in Chicago, Illinois
September 4, 2008 — Citi 15th Annual Global Technology Conference in New York, New York
Note: The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.
Molex Incorporated is a 70-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 45 manufacturing locations in 17 countries throughout the world.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

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Molex Incorporated
Adjusted Results
(Unaudited)
(in thousands, except per share data)
Three months ended June 30, 2008:

	U.S.	Restructuring	Tax	Adjusted
	GAAP	Adjustment	Adjustment	Results(1)
Net revenue	$871,892	$—	$—	$871,892
Cost of sales	601,383	—	—	601,383

Gross profit	270,509	—	—	270,509

Selling, general and administrative	171,065	—	—	171,065
Restructuring costs and asset impairments	14,961	(14,961)	—	—

Total operating expenses	186,026	(14,961)	—	171,065

Income from operations	84,483	14,961	—	99,444
Investment income	4,265	—	—	4,265
Interest income, net	2,228	—	—	2,228

Other income, net	6,493	—	—	6,493

Income before income taxes	90,976	14,961	—	105,937
Income taxes	38,365	5,067	(10,871)	32,561

Net income	$52,611	$9,894	$10,871	$73,376

Earnings per share:
Basic	$0.30			$0.41
Diluted	$0.29			$0.41
Average common shares outstanding:
Basic	177,927			177,927
Diluted	178,965			178,965

Year ended June 30, 2008:

	U.S.	Restructuring	Tax	Adjusted
	GAAP	Adjustment	Adjustment	Results(1)
Net revenue	$3,328,347	$—	$—	$3,328,347
Cost of sales	2,314,112	—	—	2,314,112

Gross profit	1,014,235	—	—	1,014,235

Selling, general and administrative	665,038	—	—	665,038
Restructuring costs and asset impairments	31,247	(31,247)	—	—

Total operating expenses	696,285	(31,247)	—	665,038

Income from operations	317,950	31,247	—	349,197
Investment income	11,506	—	—	11,506
Interest income, net	9,192	—	—	9,192

Other income, net	20,698	—	—	20,698

Income before income taxes	338,648	31,247	—	369,895
Income taxes	123,211	10,259	(17,215)	116,255

Net income	$215,437	$20,988	$17,215	$253,640

Earnings per share:
Basic	$1.19			$1.41
Diluted	$1.19			$1.40
Average common shares outstanding:
Basic	180,474			180,474
Diluted	181,395			181,395

(1)	Adjusted results is a non-GAAP financial measure. We refer to non-GAAP financial measures to describe earnings for such periods excluding the items referenced above. This is in addition to disclosing the most directly comparable measure for such periods determined in accordance with generally accepted accounting principles (GAAP). We believe that these non-GAAP financial measures provide useful information to investors because they provide information about the estimated financial performance of Molex’s ongoing business and provide for greater transparency of supplemental information used by management in its financial and operational decision-making. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Molex Incorporated
Consolidated Balance Sheets
(in thousands, except per share data)

	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$475,507	$378,361
Marketable securities	34,298	82,549
Accounts receivable, less allowances of $40,243 in 2008 and $31,064 in 2007	740,827	685,666
Inventories	458,295	392,680
Deferred income taxes	23,444	16,171
Prepaid expenses	50,589	35,400

Total current assets	1,782,960	1,590,827
Property, plant and equipment, net	1,172,395	1,121,369
Goodwill	373,623	334,791
Non-current deferred income taxes	62,521	103,626
Other assets	208,038	165,495

Total assets	$3,599,537	$3,316,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$66,687	$1,537
Accounts payable	350,413	279,847
Accrued expenses:
Salaries, commissions and bonuses	74,689	66,532
Other	84,525	121,358
Income taxes payable	73,124	61,677

Total current liabilities	649,438	530,951
Other non-current liabilities	21,346	25,612
Accrued pension and other postretirement benefits	105,574	108,693
Long-term debt	146,333	127,821

Total liabilities	922,691	793,077
Commitments and contingencies Total stockholders’ equity	2,676,846	2,523,031

Total liabilities and stockholders’ equity	$3,599,537	$3,316,108

Molex Incorporated
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenue	$871,892	$791,848	$3,328,347	$3,265,874
Cost of sales	601,383	554,046	2,314,112	2,249,166

Gross profit	270,509	237,802	1,014,235	1,016,708

Selling, general and administrative	171,065	161,826	665,038	658,289
Restructuring costs and asset impairments	14,961	36,869	31,247	36,869

Total operating expenses	186,026	198,695	696,285	695,158

Income from operations	84,483	39,107	317,950	321,550
Investment income	4,265	2,817	11,506	8,125
Interest income, net	2,228	2,413	9,192	8,582

Other income, net	6,493	5,230	20,698	16,707

Income before income taxes	90,976	44,337	338,648	338,257
Income taxes	38,365	11,615	123,211	97,489

Net income	$52,611	$32,722	$215,437	$240,768

Earnings per share:
Basic	$0.30	$0.18	$1.19	$1.31
Diluted	$0.29	$0.18	$1.19	$1.30
Average common shares outstanding:
Basic	177,927	184,049	180,474	183,961
Diluted	178,965	185,356	181,395	185,565

Molex Incorporated
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended June 30,
	2008	2007	2006
Operating activities:
Net income	$215,437	$240,768	$236,091
Add (deduct) non-cash items included in net income:
Depreciation and amortization	252,344	237,912	214,657
Asset write-downs included in restructuring costs	13,599	8,667	2,870
(Gain) loss on investments	111	(1,154)	1,245
Deferred income taxes	31,096	20,998	(8,501)
Loss (gain) on sale of property, plant and equipment	296	1,800	(701)
Share-based compensation	24,249	27,524	30,548
Other non-cash items	(6,778)	23,373	3,859
Changes in assets and liabilities, excluding effects of foreign currency adjustments and acquisitions:
Accounts receivable	478	27,913	(112,873)
Inventories	(26,240)	(16,514)	(45,987)
Accounts payable	34,197	(57,479)	43,875
Other current assets and liabilities	(45,798)	(60,421)	58,857
Other assets and liabilities	(13,857)	(1,953)	19,916

Cash provided from operating activities	479,134	451,434	443,856

Investing activities:
Capital expenditures	(234,626)	(296,861)	(276,783)
Proceeds from sales of property, plant and equipment	14,978	9,946	24,436
Proceeds from sales or maturities of marketable securities	811,724	4,856,301	1,351,165
Purchases of marketable securities	(764,966)	(4,785,080)	(1,313,829)
Acquisitions, net of cash acquired	(42,503)	(238,072)	(24,565)
Other investing activities	(2,763)	7,637	(1,203)

Cash used for investing activities	(218,156)	(446,129)	(240,779)

Financing activities:
Proceeds from revolving credit facility and short-term loans	139,590	44,000	—
Payments on revolving credit facility	(75,000)	(44,000)	—
Proceeds from issuance of long-term debt	—	131,045	—
Payments of long-term debt	(1,948)	(26,937)	(3,693)
Cash dividends paid	(74,598)	(55,176)	(34,843)
Exercise of stock options	16,732	15,416	15,783
Excess tax benefits from share-based compensation	1,677	1,714	369
Purchase of treasury stock	(199,583)	(34,889)	(165,323)
Other financing activities	(4,176)	(2,644)	(2,107)

Cash provided from (used for) financing activities	(197,306)	28,529	(189,814)
Effect of exchange rate changes on cash	33,474	11,712	9,796

Net increase in cash and cash equivalents	97,146	45,546	23,059
Cash and cash equivalents, beginning of year	378,361	332,815	309,756

Cash and cash equivalents, end of year	$475,507	$378,361	$332,815

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